Exhibit 99.1

Pier 1 Imports, Inc. Announces Subsidiary Purchase of $79 Million in Convertible Debt

Pre-releases Fourth Quarter Financial Results

FORT WORTH, Texas--(BUSINESS WIRE)--March 20, 2009--Pier 1 Imports, Inc. (NYSE:PIR) today announced that on March 20, 2009, a foreign subsidiary of the Company entered into agreements purchasing $79 million of the Company’s outstanding 6.375% convertible senior notes due 2036. The notes were acquired at a purchase price of $27 million, including accrued interest. The foreign subsidiary presently intends to hold the convertible notes until maturity. As a result of this transaction, the Company has reduced its outstanding debt by $79 million on a consolidated basis.

Fourth Quarter Highlights

The Company also pre-released unaudited preliminary financial results for the fourth quarter ended February 28, 2009. The Company reported a net loss of $29 million for the fourth quarter, versus net income of $14 million for the same period last year. Total sales for the fourth quarter declined to $389 million from $437 million in the year-ago quarter. Comparable store sales for the quarter declined 9.7%.

Merchandise margins for the quarter were 44.3% compared to 48.1% in the same period last year. Merchandise margins during the quarter were impacted by the aggressive clearance of merchandise as compared to last year, as the Company continued to manage its inventory levels to the reduced level of sales. Store occupancy costs of $71 million were flat compared to last year. During the fourth quarter, the Company closed 16 stores and ended the year with 1,092 locations.

During the fourth quarter, selling, general and administrative expenses were $122 million consisting primarily of $17 million in marketing, $74 million in payroll, and $31 million in other G&A costs. Selling, general and administrative expenses included approximately $9 million in special charges resulting from store level asset impairment, store closing costs, and severance charges.

Inventory at the end of the year was $316 million versus $412 million last year, as a result of management’s continued focus on the timing and appropriate level of purchases. Cash and cash equivalents at the end of the year were $156 million. In anticipation of continued economic uncertainty, management is continuing to take a conservative approach to merchandise purchases, expense planning, and capital expenditures.

Real Estate Update

On February 3, 2009, the Company announced that it hired an outside firm to assist in negotiations with its landlords to achieve rental reductions across its store portfolio. To date, the Company has reached agreements in principal to terminate the leases on 14 stores and has decided to close 2 additional stores for which termination or rental reduction agreements have not been reached. The Company estimates total charges of approximately $4 million in cash and non-cash termination charges related to these closures, of which $2 million will be incurred in the first quarter of fiscal 2010. The cash portion of these charges will be partially offset by the liquidation of inventory in the closing stores. As a result of its efforts to date, the Company has achieved approximately $5 million in rental savings for fiscal 2010 and now estimates that it will close no more than 80 locations in fiscal 2010.

New York Stock Exchange Update

On February 26, 2009 the Company received notice from the New York Stock Exchange (“NYSE”) that it has suspended the NYSE’s $1 minimum price requirement on a temporary basis, initially through June 30, 2009. At the time the Company received the notice, it was within the six month compliance period to meet the $1 minimum price criteria. If the Company does not regain compliance prior to June 30, 2009 with the $1 minimum price criteria, the Company’s remaining balance of its compliance period will commence on that date unless further suspensions are implemented by the NYSE.

The notice also extends until June 30, 2009, the NYSE’s current easing of the average global market capitalization standard, calculated over a consecutive 30 trading-day period, from $25 million to $15 million. According to section 802.01B of the NYSE Listed Company Manual, the NYSE will promptly initiate suspension and delisting procedures with respect to a company if a company is determined to be out of compliance with this standard. As of the date of this release, the Company has not received notice from the NYSE that the Company is not in compliance with the minimum global market capitalization required of listed issues.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

PRELIMINARY

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	February 28,	March 1,	February 28,	March 1,
	2009	2008	2009	2008

Net sales	$389,257	$436,710	$1,320,677	$1,511,832

Operating costs and expenses:
Cost of sales (including buying and store occupancy costs)
	287,425	297,755	957,213	1,072,280
Selling, general and administrative expenses	121,721	114,619	453,471	487,898
Depreciation and amortization	7,045	8,443	30,556	39,792
	416,191	420,817	1,441,240	1,599,970

Operating income (loss)	(26,934)	15,893	(120,563)	(88,138)

Nonoperating (income) and expenses:
Interest and investment income	(634)	(1,683)	(4,250)	(8,677)
Interest expense	3,487	4,200	14,592	15,916
Other income	(356)	(633)	(2,276)	(1,960)
	2,497	1,884	8,066	5,279

Income (loss) before income taxes	(29,431)	14,009	(128,629)	(93,417)
Income tax provision (benefit)	(13)	271	624	2,594

Net income (loss)	$(29,418)	$13,738	$(129,253)	$(96,011)

Income (loss) per share:
Basic and diluted	($0.33)	$0.16	($1.45)	($1.09)

Average shares outstanding during period:
Basic and diluted	89,364	88,358	88,912	88,083

PRELIMINARY

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	February 28,	March 1,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents, including temporary investments of $142,523 and $87,837, respectively
	$155,798	$93,433
Accounts receivable, net	17,566	23,121
Inventories	316,331	411,709
Income tax receivable	2,149	13,632
Prepaid expenses and other current assets	41,883	41,445
Total current assets	533,727	583,340

Office building and related assets	-	80,539
Other properties, net	85,135	114,952
Other noncurrent assets	36,600	43,073
	$655,462	$821,904

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$80,695	$106,084
Gift cards and other deferred revenue	47,332	63,101
Accrued income taxes payable	4,434	5,000
Other accrued liabilities	101,350	101,817
Total current liabilities	233,811	276,002

Long-term debt	184,000	184,000
Other noncurrent liabilities	93,390	94,158

Shareholders' equity:
Common stock, $1.00 par, 500,000,000 shares authorized, 100,779,000 issued
	100,779	100,779
Paid-in capital	113,326	126,795
Retained earnings	106,841	236,094
Cumulative other comprehensive (loss) income	(1,195)	373
Less -- 10,905,000 and 12,172,000 common shares in treasury, at cost, respectively
	(175,490)	(196,297)
	144,261	267,744
	$655,462	$821,904

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400